Exhibit 10.28

LICENSE AND TRANSFER AGREEMENT

This License and Transfer Agreement is effective the 1st day of October 2003, and is made by and between the Ion Group, L.C., a Utah limited liability company (“Ion”) and MyACD Inc., a Utah corporation (“MyACD”).

RECITAL

A. On or about October 1, 2003, MyACD entered into the Cooperation and Management Agreement with Buyers United, Inc. (“BUI”), and in connection therewith (i) MyACD agreed to redeem all of the MyACD capital stock held by James Andrew Judkins pursuant to the Redemption Agreement and Release, and (ii) Michael L. Shelton, and David O. Peterson entered into the Purchase Option Agreement with BUI pursuant to which BUI has the option of purchasing all of the outstanding capital stock of MyACD. The Cooperation and Management Agreement, Redemption and Release Agreement, and Purchase Option Agreement are collectively referred to herein as the “BUI Agreements.” BUI agreed to enter into the BUI Agreements so that, after exercise of the Purchase Option Agreement and payment of all consideration there under for purchase of the capital stock of MyACD, MyACD will be a subsidiary of BUI.

B. Ion is the holder of certain of the intellectual Property, and has granted a nonexclusive license to rise the Intellectual Property to MyACD pursuant to that certain Software Agreement between Ion and MyACD dated February 14, 2001. Each of the members of Ion will benefit personally from the transactions contemplated by the BUI Agreements, so that it is in the best interest of such members and Ion to facilitate the consummation of such transactions. Consequently, Ion desires to confirm in MyACD its rights in the Intellectual Property until either termination of the BUI Agreements or consummation of the transactions contemplated thereby.

AGREEMENT

Now, therefore, in consideration of the foregoing Recital and the terms and conditions hereinafter set faith, the parties hereto agree as follows:

1. Effective October 1, 2003, Ion grants to MyACD an exclusive, perpetual, worldwide and fully- paid license to use, modify, incorporate, and create derivative works of the following “Software”:

Call Routing to agents based on agent capability and proficiency

Script building interface

Scripting language

Call prioritization algorithm

ACD Redundancy specification

Integrated ACD and TVR

Call recording mechanism

Database design and schema

Call Center Software pro-ramming methodologies

(a) All of the following as they relate to the Software; copyrightable works (published or unpublished) and the copyrights, copyright applications, pending applications, registrations, supplemental registrations and recordings and all rights thereon;

(b) All of the following as they relate to the Software. technologies, trade secrets, designs, improvements, formulae, engineering concepts, practices, specifications, recipes, schematics, or know-how, and all other proprietary information or other technical or business information, whether or not a trade-secret and whether or not reduced to writing; and

(c) All of the following as they relate to the Software: computer applications, files, tools, utilities, software including without limitation source code, binary executable code, object code, program architecture, flow diagrams, data compilations, formula and algorithm flow charts and notes related thereto, programs, including without limitation, all versions and releases thereof, database schema and documentation, whether electronically or physically maintained;

(collectively the “Intellectual Property”). Ion and MyACD covenant and agree that neither party shall sell, transfer, license, or otherwise assign to any other person any right to or interest in the Intellectual Property.

2. MyACD acknowledges that Ion has all right, title and interest to the Intellectual Property. MyACD agrees that any modifications, enhancements, or derivative works to the Intellectual Property, any products that incorporate any portion of the Intellectual Properly or the ideas embodied by the Intellectual Property, any documentation for the Intellectual Properly, and any other materials related to the Intellectual Property made by or for MyACD (collectively, “Work Product”) shall be a “work for hire” for Ion, as such term is understood under U.S. copyright law. To the extent any Work Product is not in a category which constitutes a “work for hire” (“Other Product”), MyACD hereby assigns all light, title, and interest therein to Ion and shall execute (and if the context requires, cause others to execute) any documents reasonably necessary to assign and secure all right, title and interest in such Work Product to Ton, including without limitation any underlying copyright, trademark, trade secret and patent rights. MyACD obtains no rights to the Software, either by implication or estoppel, other than as provided expressly herein, MyACD shall voluntarily deliver to ton all Work Product and all Other Product to Ion every three calendar months.

3. Effective October 1, 2003, Ion grants to MyACD a non-exclusive, perpetual, world-wide and fully- paid license in and to U.S. Patent No. 6,603,864, A System and Method for Evaluating Agents in Call Center, and U.S. Patent No. 6,587,556, Skills Based Routing Method and System For Call Center (collectively the “Patents”). Ion and MyACD covenant and agree that neither shall sell, transfer, license, or otherwise assign to any other person any right to or interest in the Patents.

4. Effective October 1, 2003, Ion transfers and assigns to MyACD all of its right, title and interest in and to the trademark “MyACD” to the extent of any common law or statutory trademark rights Yon may have therein.

5. Ion and MyACD covenant rind agree that neither will disclose to any other person, tiny information in written, graphic, machine-readable, or other tangible form, or any information orally or electronically, of or pertaining to the Intellectual Property or the Patents. Since unauthorized transfer or disclosure of any information on the Intellectual Property or Patents will substantially diminish its value and injure the other party in ways that cannot be remedied fully by money damages, either parties breach or threatened breach of this Section 5 will entitle the other party to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

6. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either party with the written consent of the other party.

7. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision of this Agreement is unenforceable or prohibited under applicable law: (a) in order not to frustrate the intent of the parties, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective; and (b) the parties shall negotiate in good faith concerning an amendment to this Agreement that will achieve, to the extent possible consistent with applicable law, the intended effect of the invalid or unenforceable provision.

8. On the date the Shelton Note and Peterson Note (as those terms arc defined in the Purchase Option Agreement) are paid in full, and in consideration of the benefits to be derived by its members under the BUI Agreements, Ion shall transfer, convey, and assign to MyACD all of its right, title, and interest in and to the Intellectual Property.

9. This Agreement and all licenses, restrictions, and assignments contained herein shall automatically terminate upon (i) the date the Cooperation and Management Agreement is terminated, (ii) the date BUI fails to exercise its option to purchase the MyACD capital stock in accordance with the Purchase Option Agreement; (iii) the date an Event of Default (as that term is defined in Section 2 of the Shelton Note attached as Exhibit A to the Purchase Option Agreement) occurs under the Shelton Note; (iv) the date an Event of Default (as that term is defined in Section 2 of the Peterson Note attached as Exhibit D to the Purchase Option Agreement) occurs tinder the Peterson Note; (v) a failure by MyACD to observe or perform any provision contained in (his License and Transfer Agreement if not cured within thirty (30) days after written notice thereof has been given to MyACD by Ion; or (vi) MyACD shall commence a voluntary case or becomes subject to an involuntary case or other proceeding seeking: liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in affect, or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; becomes subject to an order for relief under the bankruptcy laws as now or hereafter in effect; makes a general assignment for the benefit of creditors; or shall take any corporate action to authorize any of the foregoing.

10. This Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter. The parties agree and acknowledge that BUI is an intended third party beneficiary of this Agreement and is entitled to enforce the terms of this Agreement as though it is an original party hereto. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the amendment, supplement, waiver or modification is sought and approved in writing by BUI. No failure or delay by any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

11. This Agreement shall inure to the benefit of and be binding upon the patties hereto and their respective assignees and/or successors in interest.

12. In the event either patty (or BUI) institutes any action or proceeding to enforce tiny terms or provisions of this Agreement or to secure any relief resulting from an alleged breach of or default under this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all of its costs and expenses incurred in connection therewith, including reasonable attorneys’ and experts’ fees.

13. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement.

14. This Agreement shall be governed by the laws of the state of Utah.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

The Ion Group, L.C.

By:	/s/ Michael L. Shelton
Michael L. Shelton, Member

MyACD Inc.

By:	/s/ Michael L. Shelton
Michael L. Shelton, President

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